Exhibit 99.1

Gilead Sciences, Inc.

1991 Stock Option Plan

Adopted November 15, 1991

Amended April 8, 1992

Amended April 21, 1993

Amended October 17, 1995

Amended and Restated January 22, 1998

Amended March 30, 1999

Amended and Restated April 5, 2000

Amended January 18, 2001

Amended January 30, 2002

Approved by Stockholders May 22, 2002

Termination Date: April 30, 2010

1.             Purposes.

                (a)           The Plan initially was adopted on November 15, 1991 and amended through October 17, 1995 (the “Initial Plan”). The Initial Plan was amended and restated in its entirety effective as of January 22, 1998 and amended through March 30, 1999. The Plan was amended and restated in its entirety, effective as of April 5, 2000 and further amended effective January 18, 2001. Subject to the approval of stockholders of the Company, the Plan hereby is amended as of January 30, 2002. The terms of the Plan (excluding the previously amended provision relating to the exercise price of Nonstatutory Stock Options) shall apply to all options granted pursuant to the Initial Plan.

                (b)           The purpose of the Plan is to provide a means by which selected Employees and Directors of, and Consultants to, the Company and its Affiliates may be given an opportunity to purchase stock of the Company.

                (c)           The Company, by means of the Plan, seeks to retain the services of persons who are now Employees of or Consultants to the Company, to secure and retain the services of new Employees and Consultants, and to provide incentives for such persons to exert maximum efforts for the success of the Company.

                (d)           The Company intends that the Options issued under the Plan shall, in the discretion of the Board or any Committee to which responsibility for administration of the Plan has been delegated pursuant to subsection 3(c), be either Incentive Stock Options or Nonstatutory Stock Options. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and in such form as issued pursuant to Section 6, and a separate certificate or certificates will be issued for shares purchased on exercise of each type of Option.

2.             Definitions.

                (a)           “Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f) respectively, of the Code.

                (b)           “Board” means the Board of Directors of the Company.

                (c)           “Code” means the Internal Revenue Code of 1986, as amended.

                (d)           “Committee” means a Committee appointed by the Board in accordance with subsection 3(c) of the Plan.

                (e)           “Company” means Gilead Sciences, Inc., a Delaware corporation.

                (f)            “Consultant” means any person, including an advisor, engaged by the Company or an Affiliate to render services and who is compensated for such services, provided that the term “Consultant” shall not include Directors who are paid only a director’s fee by the Company or who are not otherwise compensated by the Company for their services as Directors. The term “Consultant” shall include a member of the Board of Directors of an Affiliate.

                (g)           “Continuous Service” (formerly designated as “Continuous Status as an Employee or Consultant”) means that the Optionee’s service with the Company or its Affiliates is not interrupted or terminated. The Optionee’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Optionee renders service to the Company or its Affiliates or a change in the entity for which the Optionee renders such service, provided that there is no interruption or termination of the Optionee’s Continuous Service. For example, a change in status from an Employee of the Company to a Consultant or Director of the Company or a member of the Board of Directors of an Affiliate will not constitute an interruption of Continuous Service. The Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by the Board or the chief executive officer of the Company, including sick leave, military leave, or any other personal leave.

                (h)           “Covered Employee” means the chief executive officer and the four (4) other highest compensated officers of the Company for whom total compensation is required to be reported to stockholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

                (i)            “Director” means a member of the Board.

                (j)            “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

                (k)           “Employee” means any person, including Officers and Directors, employed by the Company or any Affiliate of the Company. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

                (l)            “Exchange Act” means the Securities Exchange Act of 1934, as amended.

                (m)          “Fair Market Value” means, as of any date, the value of the common stock of the Company determined as follows:

                                                                (i)            If the common stock is listed on any established stock exchange or a national market system, including without limitation the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation (“Nasdaq”) System, the Fair Market Value of a share of common stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in common stock) on the last market trading day prior to the day of determination, as reported in the Wall Street Journal or such other source as the Board deems reliable;

                                                                (ii)           If the common stock is quoted on the Nasdaq System (but not on the National Market System thereof) or is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a share of common stock shall be the mean between the high bid and high asked prices for the common stock on the last market trading day prior to the day of determination, as reported in the Wall Street Journal or such other source as the Board deems reliable;

                                                                (iii)          In the absence of an established market for the common stock, the Fair Market Value shall be determined in good faith by the Board.

                (n)           “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

                (o)           “Non-Employee Director” means a Director who either (i) is not a current Employee or Officer of the Company or its parent or subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

                (p)           “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

                (q)           “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

                (r)            “Option” means a stock option granted pursuant to the Plan.

                (s)           “Option Agreement” means a written agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

                (t)            “Optioned Stock” means the common stock of the Company subject to an Option.

                (u)           “Optionee” means a person who holds an outstanding Option.

                (v)           “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of the Treasury regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an officer of the Company or an “affiliated corporation” at any time, and is not currently receiving direct or indirect remuneration from the Company or an “affiliated corporation” for services in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

                (w)          “Plan” means this 1991 Stock Option Plan.

                (x)            “Rule 16-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

3.             Administration.

                (a)           The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in subsection 3(c).

                (b)           The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

                                                                (i)            To determine from time to time which of the persons eligible under the Plan shall be granted Options; when and how the Option shall be granted; whether the Option will be an Incentive Stock Option or a Nonstatutory Stock Option; the provisions of each Option granted (which need not be identical), including the time or times such Option may be exercised in whole or in part; and the number of shares for which an Option shall be granted to each such person.

                                                                (ii)           To construe and interpret the Plan and Options granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Option Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

                                                                (iii)          To amend the Plan as provided in Section 11.

                                                                (iv)          Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company.

                (c)           The Board may delegate administration of the Plan to a Committee or Committees of one or more members of the Board. In the discretion of the Board, a Committee may consist solely of two or more Outside Directors, in accordance with Code Section 162(m), or solely of two or more non-employee directors, in accordance with Rule 16b-3 of the Exchange Act. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board (and references in this Plan to the Board shall thereafter be to the Committee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan. Within the scope of this authority, the Board or the Committee may delegate to a committee of one or more members of the Board the authority to grant Options to eligible persons who (1) are not then subject to Section 16 of the Exchange Act and/or (2) are either (i) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Option, or (ii) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code.

4.             Shares Subject To The Plan.

                (a)           Subject to the provisions of Section 10 relating to adjustments upon changes in stock, the stock that may be sold pursuant to Options shall not exceed in the aggregate fifty three million (53,000,000) shares of the Company’s common stock. If any Option shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, the stock not purchased under such Option shall revert to again become available for issuance under the Plan.

                (b)           The stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

5.             Eligibility.

                (a)           Incentive Stock Options may be granted only to Employees. Nonstatutory Stock Options may be granted to Employees, Directors and Consultants.

                (b)           No person shall be eligible for the grant of an Incentive Stock Option if, at the time of grant, such person owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of such stock at the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

                (c)           Subject to the provisions of Section 10 relating to adjustments upon changes in stock, no person shall be eligible to be granted Options covering more than two million (2,000,000) shares of the Company’s common stock in any calendar year.

6.             Option Provisions.

                Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

                (a)           Term.  No Option shall be exercisable after the expiration of ten (10) years from the date it was granted.

                (b)           Price.

                                                                (i)            Exercise Price.  The exercise price of each Incentive Stock Option and each Nonstatutory Stock Option shall be not less than one hundred percent (100%) of the fair market value of the stock subject to the Option on the date the Option is granted.

                                                                (ii)           No Authority to Reprice.  Without the consent of the stockholders of the Company, the Board shall have no authority to effect (a) the repricing of any outstanding Options under the Plan and/or (b) the cancellation of any outstanding Options under the Plan and the grant in substitution therefor of new Options under the Plan covering the same or different numbers of shares of Common Stock.

                (c)           Consideration.  The purchase price of stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash at the time the Option is exercised, or (ii) at the discretion of the Board or the Committee, at the time of the grant of the Option, (A) by delivery to the Company of other common stock of the Company, (B) according to a deferred payment arrangement, except that payment of the common stock’s “par value” (as defined in the Delaware General Corporation Law) shall not be made by deferred payment or other arrangement (which may include, without limiting the generality of the foregoing, the use of other common stock of the Company) with the person to whom the Option is granted or to whom the Option is transferred pursuant to subsection 6(d), or (C) in any other form of legal consideration that may be acceptable to the Board.

                In the case of any deferred payment arrangement, interest shall be compounded at least annually and shall be charged at the minimum rate of interest necessary to avoid the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement.

                (d)           Transferability.  An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the person to whom the Option is granted only by such person. A Nonstatutory Stock Option but not an Incentive Stock Option, may be transferred to the extent provided in the Option Agreement; provided that if the Option Agreement does not expressly permit the transfer of a Nonstatutory Stock Option, the Nonstatutory Stock Option shall not be transferable except by will, by the laws of descent and distribution and shall be exercisable during the lifetime of the person to whom the Option is granted only by such person. The person to whom the Option is granted may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionee, shall thereafter be entitled to exercise the Option.

                (e)           Vesting.  The total number of shares of stock subject to an Option may, but need not, be allotted in periodic installments (which may, but need not, be equal). The Option Agreement may provide that from time to time during each of such installment periods, the Option may become exercisable (“vest”) with respect to some or all of the shares allotted to that period, and may be exercised with respect to some or all of the shares allotted to such period and/or any prior period as to which the Option became vested but was not fully exercised. During the remainder of the term of the Option (if its term extends beyond the end of the installment periods), the option may be exercised from time to time with respect to any shares then remaining subject to he Option. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The provisions of this subsection 6(e) are subject to any Option provisions governing the minimum number of shares as to which an Option may be exercised.

                (f)            Securities Law Compliance.  The Company may require any Optionee, or any person to whom an Option is transferred under subsection 6(d), as a condition of exercising any such Option, (1) to give written assurances satisfactory to the Company as to the Optionee’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters, and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Option; and (2) to give written assurances satisfactory to the Company stating that such person is acquiring the stock subject to the Option for such person’s own account and not with any present intention of selling or otherwise distributing the stock. These requirements, and any assurances given pursuant to such requirements, shall be inoperative if (i) the issuance of the shares upon the exercise of the Option has been registered under a then currently effective Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”), or (ii) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may require the Optionee to provide such other representations, written assurances, or information which the Company shall determine is necessary, desirable or appropriate to comply with applicable securities and other laws as a condition of granting an Option to such Optionee or permitting the Optionee to exercise such Option. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the stock.

                (g)           Termination of Employment or Consulting Relationship.  In the event an Optionee’s Continuous Service terminates (other than upon the Optionee’s death or Disability), the Optionee may exercise his or her Option, but only within such period of time as is determined by the Board, and only to the extent that the Optionee was entitled to exercise it at the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the case of an Incentive Stock Option, the Board shall determine such period of time (in no event to exceed ninety (90) days from the date of termination) when the Option is granted. If, at the date of termination, the Optionee is not entitled to exercise his or her entire Option, the shares covered by the unexercisable portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate, and the shares covered by such Option shall revert to the Plan.

                (h)           Disability of Optionee.  In the event an Optionee’s Continuous Service terminates as a result of the Optionee’s Disability, the Optionee may exercise his or her Option, but only within twelve (12) months from the date of such termination (or such shorter period specified in the Option Agreement), and only to the extent that the Optionee was entitled to exercise it at the date of such termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). If, at the date of termination, the Optionee is not entitled to exercise his or her entire Option, the shares covered by the unexercisable portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the shares covered by such Option shall revert to the Plan.

                (i)            Death of Optionee.  In the event of the death of an Optionee, the Option may be exercised, at any time within twelve (12) months following the date of death (or such shorter period specified in the Option Agreement) (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement), by the Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent the Optionee was entitled to exercise the Option at the date of death. If, at the time of death, the Optionee was not entitled to exercise his or her entire Option, the shares covered by the unexercisable portion of the Option shall revert to the Plan. If, after death, the Optionee’s estate or a person who acquired the right to exercise the Option by bequest or inheritance does not exercise the Option within the time specified herein, the Option shall terminate, and the shares covered by such Option shall revert to the Plan.

                (j)            Early Exercise.  The Option may, but need not, include a provision whereby the Optionee may elect at any time while an Employee or Consultant to exercise the Option as to any part or all of the shares subject to the Option prior to the full vesting of the Option. Any unvested shares so purchased may be subject to a repurchase right in favor of the Company or to any other restriction the Board determines to be appropriate.

                (k)           Withholding.  To the extent provided by the terms of an Option Agreement, the Optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise of such Option by any of the following means or by a combination of such means: (1) tendering a cash payment; (2) authorizing the Company to withhold shares from the shares of the common stock otherwise issuable to the Optionee as a result of the exercise of the Option; or (3) delivering to the Company owned and unencumbered shares of the common stock of the Company.

7.             Covenants Of The Company.

                (a)           During the terms of the Options, the Company shall keep available at all times the number of shares of stock required to satisfy such Options.

                (b)           The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of stock upon exercise of the Options; provided, however, that this undertaking shall not require the Company to register under the Securities Act either the Plan, any Option or any stock issued or issuable pursuant to any such Option. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such Options unless and until such authority is obtained.

8.             Use Of Proceeds From Stock.

                Proceeds from the sale of stock pursuant to Options shall constitute general funds of the Company.

9.             Miscellaneous.

                (a)           The Board shall have the power to accelerate the time at which an Option may first be exercised or the time during which an Option or any part thereof will vest pursuant to subsection 6(e), notwithstanding the provisions in the Option stating the time at which it may first be exercised or the time during which it will vest.

                (b)           Neither an Optionee nor any person to whom an Option is transferred under subsection 6(d) shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to such Option unless and until such person has satisfied all requirements for exercise of the Option pursuant to its terms.

                (c)           Nothing in the Plan or any instrument executed or Option granted pursuant thereto shall confer upon any Employee, Consultant or Optionee any right to continue in the employ of the Company or any Affiliate (or to continue acting as a Consultant) or shall affect the right of the Company or any Affiliate to terminate the employment or relationship as a Consultant of any Employee, Consultant or Optionee with or without cause.

                (d)           To the extent that the aggregate Fair Market Value (determined at the time of grant) of stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionee during any calendar year under all plans of the Company and its Affiliates exceeds one hundred thousand dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

10.          Adjustments Upon Changes In Stock.

                (a)           If any change is made in the stock subject to the Plan, or subject to any Option (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Plan will be appropriately adjusted in the class(es) and maximum number of shares subject to the Plan pursuant to subsection 4(a) and the maximum number of shares subject to award to any person during any calendar year period pursuant to subsection 5(d), and the outstanding Options will be appropriately adjusted in the class(es) and number of shares and price per share of stock subject to such outstanding Options.

                (b)           In the event of: (1) a dissolution or liquidation of the Company; (2) a merger or consolidation in which the Company is not the surviving corporation; (3) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (4) any other capital reorganization in which more than fifty percent (50%) of the shares of the Company entitled to vote are exchanged, then, at the sole discretion of the Board and to the extent permitted by applicable law: (i) any surviving corporation shall assume any Options outstanding under the Plan or shall substitute similar Options for those outstanding under the Plan, (ii) the time during which such Options may be exercised shall be accelerated and the Options terminated if not exercised prior to such event, or (iii) such Options shall continue in full force and effect.

                (c)           Notwithstanding any other provisions of this Plan to the contrary, if an event occurs as specified in subsection 10(b) (a “Change in Control”) and if within one (1) month before or thirteen (13) months after the date of such Change in Control the Continuous Service of an Optionee terminates due to an involuntary termination (not including death or Disability) without Cause (as such term is defined below) or a voluntary termination by the Optionee due to a Constructive Termination (as such term is defined below), then the vesting and exercisability of all Options held by such Optionee shall be accelerated, or any reacquisition or repurchase rights held by the Company with respect to an option shall lapse, as follows. With respect to those Options held by an Optionee at the time of such termination, one hundred percent (100%) of the unvested shares covered by such Options shall vest and become exercisable (or reacquisition or repurchase rights held by the Company shall lapse with respect to one hundred percent (100%) of the shares still subject to such rights, as appropriate) as of the date of such termination. Notwithstanding the foregoing, however, if such potential acceleration of the vesting and exercisability of Options (or lapse of reacquisition or repurchase rights held by the Company with respect to Options) would cause a contemplated Change in Control transaction that would otherwise be eligible to be accounted for as a “pooling-of-interests” transaction to become ineligible for such accounting treatment under generally accepted accounting principles as determined by the Company’s independent public accountants (the “Accountants”) prior to the Change of Control, such acceleration shall not occur.

                For the purposes of this subsection 10(c) only, “Cause” means (i) conviction of, a guilty plea with respect to, or a plea of nolo contendere to a charge that an Optionee has committed a felony under the laws of the United States or of any state or a crime involving moral turpitude, including, but not limited to, fraud, theft, embezzlement or any crime that results in or is intended to result in personal enrichment at the expense of the Company or an Affiliate; (ii) material breach of any agreement entered into between the Optionee and the Company or an Affiliate that impairs the Company’s or the Affiliate’s interest therein; (iii) willful misconduct, significant failure of the Optionee to perform the Optionee’s duties, or gross neglect by the Optionee of the Optionee’s duties; or (iv) engagement in any activity that constitutes a material conflict of interest with the Company or any Affiliate.

                For purposes of this subsection 10(c) only, “Constructive Termination” means the occurrence of any of the following events or conditions: (i) (A) a change in the Optionee’s status, title, position or responsibilities (including reporting responsibilities) which represents an adverse change from the Optionee’s status, title, position or responsibilities as in effect at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter; (B) the assignment to the Optionee of any duties or responsibilities which are inconsistent with the Optionee’s status, title, position or responsibilities as in effect at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter; or (C) any removal of the Optionee from or failure to reappoint or reelect the Optionee to any of such offices or positions, except in connection with the termination of the Optionee’s Continuous Service for Cause, as a result of the Optionee’s Disability or death or by the Optionee other than as a result of Constructive Termination; (ii) a reduction in the Optionee’s annual base compensation or any failure to pay the Optionee any compensation or benefits to which the Optionee is entitled within five (5) days of the date due; (iii) the Company’s requiring the Optionee to relocate to any place outside a fifty (50) mile radius of the Optionee’s current work site, except for reasonably required travel on the business of the Company or its Affiliates which is not materially greater than such travel requirements prior to the Change in Control; (iv) the failure by the Company to (A) continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which the

Optionee was participating at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to the Optionee, or (B) provide the Optionee with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other employee benefit plan, program and practice in which the Optionee was participating at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter; (v) any material breach by the Company of any provision of an agreement between the Company and the Optionee, whether pursuant to this Plan or otherwise, other than a breach which is cured by the Company within fifteen (15) days following notice by the Optionee of such breach; or (vi) the failure of the Company to obtain an agreement, satisfactory to the Optionee, from any successors and assigns to assume and agree to perform the obligations created under this Plan.

                (d)           In the event that the acceleration of the vesting and exercisability of the Options or lapse of reacquisition or repurchase rights held by the Company with respect to Options provided for in subsection 10(c) and benefits otherwise payable to an Optionee (i) constitute “parachute payments” within the meaning of Section 280G (as it may be amended or replaced) of the Code, and (ii) but for this subsection 10(d) would be subject to the excise tax imposed by Section 4999 (as it may be amended or replaced) of the Code (the “Excise Tax”), then such optionee’s benefits hereunder shall be delivered to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax; provided, however, that the benefits hereunder shall be reduced only to the extent necessary after all cash amounts otherwise payable to such optionee and which constitute “parachute payments” have been returned. Unless the Company and such optionee otherwise agree in writing, any determination required under this subsection 10(d) shall be made in writing in good faith by the Accountants. For purposes of making the calculations required by this subsection 10(d), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code. The Company and such optionees shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this subsection 10(d). The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this subsection 10(d).

11.          Amendment Of The Plan.

                (a)           The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 10 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the stockholders of the Company within twelve (12) months before or after the adoption of the amendment, where the amendment will:

                                                                (i)            Increase the number of shares reserved for options under the Plan;

                                                                (ii)           Effect (a) the repricing of any outstanding Options under the Plan and/or (b) the cancellation of any outstanding Options under the Plan and the grant in substitution therefor of new Options under the Plan covering the same or different numbers of shares of Common Stock;

                                                                (iii)          Modify the requirements as to eligibility for participation in the Plan (to the extent such modification requires stockholder approval in order for the Plan to satisfy the requirements of Section 422 of the Code); or

                                                                (iv)          Modify the Plan in any other way if such modification requires stockholder approval in order for the Plan to satisfy the requirements of Section 422 of the Code or to comply with the requirements of Rule 16b-3 or any Nasdaq or securities exchange listing requirements.

                (b)           The Board may in its sole discretion submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations promulgated thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

                (c)           It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide optionees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

                (d)           Rights and obligations under any Option granted before amendment of the Plan shall not be altered or impaired by any amendment of the Plan unless (i) the Company requests the consent of the person to whom the Option was granted and (ii) such person consents in writing.

12.          Termination Or Suspension Of The Plan.

                (a)           The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on April 30, 2010, which is a date within ten (10) years following stockholder approval of the amended and restated Plan adopted by the Board on April 5, 2000. No Options may be granted under the Plan while the Plan is suspended or after it is terminated.

                (b)           Rights and obligations under any Option granted while the Plan is in effect shall not be altered or impaired by suspension or termination of the Plan, except with the consent of the person to whom the Option was granted.

13.          Effective Date Of Plan.

                The Plan shall become effective as determined by the Board, but no Options granted under the Plan shall be exercised unless and until the stockholders of the Company have approved the Plan.